UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Ibis Technology Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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**** IMPORTANT ****

Dear Ibis Shareholder:

Please find enclosed additional proxy material relating to the Adjourned Special Meeting scheduled to be held on January 21, 2009 at 9:30 am, Eastern Time, to be held at the Company’s offices at 32 Cherry Hill Drive, Danvers, Massachusetts

To date, although the overwhelming majority of votes cast have been in favor of the plan of liquidation, we have not yet obtained the necessary two-thirds vote of outstanding shares required to pass the plan of liquidation and dissolution.

Our Board of Directors has unanimously approved the plan of liquidation and dissolution and recommends that you vote FOR the approval of this proposal. If our stockholders fail to approve the plan of liquidation and dissolution, we may be unable to distribute the remaining cash to the shareholders and we may be required to either continue to operate our business, otherwise continue to sell our business, assets or company, or seek bankruptcy protection.

According to our records your shares have not yet been voted. Accordingly, we are furnishing you an additional Voting Instruction Form to enable you to instruct your broker how you wish your shares to be voted. The quickest way to have your shares counted is to vote via the telephone or the internet. Instructions on how to vote over the phone or internet are enclosed in this package.

Your shares cannot be represented at the Adjourned Special Meeting unless you either sign and return the enclosed voting form or vote by telephone or over the internet.

If you sign and return the enclosed form without indicating a choice of “for”, “against” or “abstain”, your shares will be voted as recommended by your Board of Directors. Adjournments result in additional costs to the company, so please help us achieve this vote. To ensure your shares are counted at the adjourned special meeting we urge you to vote today.

If you have questions or need help voting your shares, please call our proxy solicitation firm, Morrow & Co., LLC at 800-607-0088.

Regards,

/s/ William J. Schmidt
William J. Schmidt
Secretary